INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

SMTP, Inc.

We hereby consent to the inclusion in this amendment No.3 to the Registration Statement of SMTP, Inc. on Form S-1/A of our report dated November 23, 2010,( except for note 2 as to which the date is January 31, 2011) with respect to the financial statements of SMTP.com, Inc. as of December 31, 2009 and 2008 (which report expresses an unqualified opinion on those financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such prospectus forming a part of the registration statement.

/s/ McConnell & Jones, LLP

Houston, Texas

February 9, 2011